Exhibit 10.17

IMH Financial Corporation Restructures its Senior Debt; Appoints New Board with a Majority of Independent Directors; and Names Lawrence D. Bain as Chairman & CEO

SCOTTSDALE, ARIZONA – On July 24, 2014, IMH Financial Corporation (the “Company” or “IMH”) entered into a series of agreements and transactions in connection with the refinancing of the senior secured convertible loan originally extended to the Company by NWRA Ventures I, LLC (“NWRA”) on June 11, 2011 (the “Refinancing”).

The Refinancing was generally comprised of three core components: 1) a $26.4 million convertible preferred equity tranche, led by Singerman Real Estate, LLC (“Singerman Real Estate”) and Juniper Capital Partners, LLC (“Juniper”); 2) a $13.8 million contribution by the Company from its cash reserves; and 3) a restructuring of the existing senior loan with NWRA, which among other things, removed the loan’s equity conversion rights and permits its payoff at $45 million. In addition, as part of the Refinancing, the Company acquired into treasury, 319,484 shares of its common stock, which had previously been held by an affiliate of NWRA.

The Company believes the Refinancing will provide for significant savings related to future interest expense, consulting fees and other related costs, and will ultimately allow the Company to borrow funds and obtain future financing on more favorable terms.

As part of the convertible preferred equity tranche, the Company issued and sold 5,595,148 shares of Series B-2 Preferred Stock to an affiliate of Singerman Real Estate, an experienced real estate investment firm that invests in both public and private companies. “Our company specializes in unlocking embedded value through ownership of real estate and real estate related assets,” Singerman Real Estate President Seth Singerman said. “We believe that IMH is well-positioned for significant growth in relation to its legacy assets and through the prudent allocation of capital into future investments. We look forward to working with the IMH team to help further facilitate that growth.”

Additionally, the Company issued a total of 2,604,852 shares of Series B-1 Preferred Stock to affiliates of Juniper. “Juniper first became involved with IMH in 2011, as an investor in the original NWRA loan,” Juniper Managing Member Jay Wolf said. “Since that time, our confidence in the Company has grown substantially. Although the refinancing transaction provided Juniper with the option to be fully paid out on its original investment, we elected to reinvest our entire position into the new preferred equity. We believe the Company’s new capital structure will provide it with improved economic efficiencies and greater flexibility to grow its business. We very much look forward to being a part of IMH’s future.”

In concert with the Refinancing, there were certain changes to the IMH executive team. Effective on the closing of the Refinancing, William Meris resigned as the Company’s Chief Executive Officer and President. Effective the same date, the Company appointed Lawrence D. Bain to serve as the Company’s new Chief Executive Officer.

Mr. Bain has served as the Company’s lead strategic consultant for the past five years with responsibilities relating to, among other things, asset recovery and disposition, guarantor enforcement and collection, capital formation, legal strategy, and underwriting. During that time, Mr. Bain was instrumental in advising the

Company on the structuring and implementation of a majority of the Company’s material corporate initiatives. The Company believes that Mr. Bain’s in-depth knowledge of its business and its assets, coupled with his 35 years of financial industry and investment experience, will position him to help the Company drive future profitability and growth in shareholder value.

The Company has also increased the Board of Directors from two members to seven members, and in addition to electing Mr. Bain to serve as Chairman of the Board of Directors, has elected Messrs. Singerman and Wolf to the Board of Directors, along with Independent Directors Leigh Feuerstein, Andrew Fishleder, M.D., Michael M. Racy, and Lori Wittman. Mr. Meris and Steven Darak, the Company’s Chief Financial Officer, resigned from the Board of Directors. Mr. Darak will continue to serve as the Company’s Chief Financial Officer.

For additional information regarding the Refinancing and related transactions described herein, please see the SEC Form 8-K filed by the Company on July 29, 2014.

About IMH Financial Corporation
IMH Financial Corporation is a Scottsdale, Arizona based real estate lender and investor. As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to IFC, individuals can visit www.sec.gov and reference CIK #1397403.

Forward-Looking Statements
Our future plans and other statements in this release about expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view,” and “would” or the negative of these terms or other comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC.

These forward looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.